                                                                    EXHIBIT 99.1

            PREVIEW SYSTEMS CEO, COO/CFO, DIRECTORS AND SOME VENTURE CAPITAL INVESTORS SIGN ADDITIONAL STOCK LOCK-UP AGREEMENTS

SUNNYVALE, CA--MAY 24, 2000--Preview Systems, Inc. (NASDAQ: PRVW) has obtained additional stock sale restriction, or "lock-up," agreements from its Chief Executive Officer, Chief Operating and Financial Officer, its directors and their affiliated funds, and several venture capital investors.

Collectively, this group of stockholders has agreed to not sell or dispose of 5,976,963 shares--approximately 35% of the outstanding company shares--until September 4, 2000, unless otherwise authorized by the company. This date extends the lock-up period by 90 days following the scheduled expiration date of the original lock-up agreements, which were executed in connection with Preview's initial public offering last December.

ABOUT PREVIEW SYSTEMS
Preview Systems enables the secure electronic commerce of digital goods, such as software and music, by providing an Internet-based infrastructure that connects software publishers and record labels to their channel partners and customers. Preview Systems' platform also incorporates protection, delivery and management of the rights associated with the usage of digital goods. Headquartered in Sunnyvale, California, Preview Systems technology is used by a network of software publishers, record labels, distributors, service providers, resellers and hardware manufacturers. Preview Systems is publicly traded on NASDAQ under the symbol PRVW.

                                       ###

The statements contained in this release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934. These include statements regarding Preview's expectations, beliefs, hopes, intentions or strategies regarding the future and, in particular, growth of the digital software distribution marketplace. These forward-looking statements are subject to a number of risks and uncertainties, including: the growth and acceptance of electronic distribution of software; the growth of Preview's network of software publishers, distributors, service providers, retailers and hardware manufacturers; technical challenges that developers may experience or that are specific to service provider or retailer implementations of our solution; and the ability of the solution to achieve desired system integration, flexibility and other expected business benefits. Actual results may differ materially due to these and other factors. The matters discussed in this press release also involve risks and uncertainties described from time to time in Preview's filings with the Securities and Exchange Commission. In particular, see the Risk Factors described in our quarterly report on Form 10-Q for the Quarter Ended March 31, 2000, our annual report on Form 10-K for the fiscal year ended December 31, 1999 (as amended), our final Prospectus dated December 7, 1999 for our initial public offering and our press releases. Preview Systems assumes no obligation to update the forward-looking information contained in this press release.

PREVIEW SYSTEMS INVESTORS CONTACT:
Erik Knettel
Thomson Financial Investor Relations
212-701-1963
erik.knettel@tfn.com